Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated August 27, 2004, accompanying the consolidated financial statements and schedule included in the annual report of Novo Networks, Inc. on Form 10-K for the year ended June 30, 2004. We hereby consent to the incorporation by reference of said reports in the registration statement of Novo Networks, Inc. on Form S-8 (File No. 333-43032).

Grant Thornton LLP

Dallas, Texas
August 27, 2004